Exhibit 99.1
STONE ENERGY CORPORATION
Announces Contract Agreements
LAFAYETTE, LA. June 29, 2016

Stone Energy Corporation (NYSE: SGY) today announced the termination of an existing long term deep water rig commitment and the execution of a new interim Appalachian midstream contract.
Stone and Ensco have agreed to terminate Stone’s current contract with Ensco for total consideration of $20 million, approximately $5 million of which was a deposit previously provided to Ensco pursuant to the drilling services contract. Further, Stone agreed to provide Ensco the opportunity to perform certain drilling services commenced before December 31, 2019, and Stone paid Ensco a $5 million deposit to be used as a credit against future drilling activities initiated before March 31, 2017, subject to extension in certain circumstances. The ENSCO 8503 deep water rig contract was at a day rate of $341,000 and was scheduled to expire in August 2017.
Separately, Stone entered into an interim gas gathering and processing agreement with Williams at the Mary field in Appalachia. The mutually beneficial interim agreement provides near-term relief for Stone by permitting Stone to resume production at the Mary field, thereby providing greater volume to Williams. Volumes from the Mary field are now at approximately 45 MMcfe per day and are expected to climb to over 60 MMcfe per day in July and then over 100 MMcfe per day in August.  These volumes are in addition to the approximately 20 MMcfe per day producing from the Heather and Buddy fields. The effects of this agreement on annual guidance, including production volumes and associated costs, are still being assessed.  Updates to annual guidance will be provided in Stone’s second quarter 2016 press release.
Chairman, President and CEO David Welch stated, “We are very pleased to reach agreement with both Ensco and Williams on these two important contracts. The termination of the Ensco contract eliminates a long term obligation, which provides Stone with additional financial flexibility. The interim contract with Williams allows us to resume profitable production and positive cash flow at our Mary field in West Virginia. We appreciate Ensco’s and Williams’ willingness to work with Stone during this difficult period of sustained low commodity prices.”

Stone Energy is an independent oil and natural gas exploration and production company headquartered in Lafayette, Louisiana with additional offices in New Orleans, Houston and Morgantown, West Virginia. Stone is engaged in the acquisition, exploration, development and production of properties in the Gulf of Mexico and Appalachian basins. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210 phone, 337-521-9880 fax or via e-mail at CFO@StoneEnergy.com

Forward Looking Statements

Certain statements in this press release are forward-looking and are based upon Stone’s current belief as to the outcome and timing of future events. All statements, other than statements of historical facts, that address activities that Stone plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future production of oil and gas, future capital expenditures and drilling of wells and future financial or operating results are forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include the timing and extent of changes in commodity prices for oil and gas, operating risks, liquidity risks, including risks relating to our bank credit facility, our outstanding notes and any restructuring thereof, our ability to continue as a going concern and any potential bankruptcy proceeding, political and regulatory developments and legislation, including developments and legislation relating to our operations in the Gulf of Mexico and Appalachia, and other risk factors and known trends and uncertainties as described in Stone’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the SEC. Should one or more of these risks or uncertainties occur, or should underlying assumptions prove incorrect, Stone’s actual results and plans could differ materially from those expressed in the forward-looking statements.

Estimates for Stone’s future production volumes are based on assumptions of capital expenditure levels and the assumption that market demand and prices for oil and gas will continue at levels that allow for economic production of these products. The production, transportation and marketing of oil and gas are subject to disruption due to transportation and processing availability, mechanical failure, human error, hurricanes and numerous other factors. Stone’s estimates are based on certain other assumptions, such as well performance, which may vary significantly from those assumed. Delays experienced in well permitting could affect the timing of drilling and production.